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                                                                    Exhibit 10.3

                    VISTEON SALARIED EMPLOYEE LEASE AGREEMENT

     AGREEMENT (this "AGREEMENT") dated as of October 1, 2005 between Visteon Corporation, a Delaware corporation ("VISTEON"), and Automotive Components Holdings, LLC f/k/a VFH Holdings, LLC, a Delaware limited liability company, ("ACH"). Visteon and ACH are referred to herein individually as a "PARTY" and collectively as the "PARTIES".

                                   WITNESSETH:

     WHEREAS, Visteon and Ford Motor Company ("FORD") have agreed to restructure their business and commercial relationships, resulting, among other matters, in a Ford-controlled entity acquiring, through the purchase of Automotive Components Holdings, Inc. f/k/a/ VFH Holdings, Inc., certain assets and liabilities related to Visteon's North America business, (the "BUSINESS") pursuant to a Visteon "B" Purchase Agreement dated as of September 12, 2005;

     WHEREAS, ACH is a wholly owned subsidiary of Automotive Components Holdings, Inc. f/k/a/ VFH Holdings, Inc and the Business shall be contributed by Visteon to ACH in connection with the transactions; and

     WHEREAS, ACH desires to obtain the services of certain Visteon salaried employees ("VISTEON SALARIED EMPLOYEES") to enable it to continue to conduct the Business and Visteon is willing to provide the services of certain Visteon Salaried Employees to ACH.

     NOW THEREFORE, in consideration of the above premises and the mutual covenants herein contained, and for other good and valuable consideration given by each Party hereto to the other, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                      TERM

     Section 1.01. Term. The term of this Agreement shall commence on October 1, 2005, such date being referred to hereafter as the "Effective Date" and shall terminate on the earlier of (i) the termination of employment of all of the Leased Employees (as defined below); (ii) the agreement of the Parties to terminate this Agreement or (iii) December 31, 2009 ("TERM"). The Term may be extended at ACH's option for an additional twelve month period ending December 31, 2010 ("EXTENDED TERM").

                                    ARTICLE 2
                    ASSIGNMENT OF VISTEON SALARIED EMPLOYEES

     Section 2.01. Employee Census. (a) A preliminary employee census is attached as Schedule 2.01 ("PRELIMINARY CENSUS"). The Preliminary Census sets forth a list of the Visteon Salaried Employees to be leased to ACH as of the Effective Date, together with their base
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salary, any other targeted or mandatory cash compensation, and including without limitation, applicable bonus levels, job classification, and Global Identification Number. Within ten days of the date hereof, Visteon shall update the Preliminary Census with any applicable changes and deliver the Preliminary Census to ACH. ACH shall have an additional ten days to approve the revised Preliminary Census. After the revised Preliminary Census is approved by ACH, it shall be substituted for Schedule 2.01 and shall be known as the "EMPLOYEE CENSUS". Employees who are identified on the Employee Census shall be known as "LEASED EMPLOYEES". Visteon shall update the Employee Census at least monthly for any employee transaction (i.e., quits, death, transfers, etc.) in accordance with this Agreement and any employees added shall also be known as Leased Employees.

     (b) The period during which Leased Employees are leased to ACH is referred to as the "LEASE PERIOD". During the Lease Period, Visteon shall make available to ACH the services of the Leased Employees as requested by ACH. For avoidance of doubt, no Inactive Visteon Salaried Employee (as hereafter defined) shall be leased to ACH as of the Effective Date. An Inactive Visteon Salaried Employee shall be any Visteon Salaried Employee who is absent from work and who is entitled to reinstatement on return to employment, including those on leave of absence, workers' compensation leave or short or long term disability leave, but excluding those who are on paid absence for jury duty, bereavement, short term military service, vacation or holiday. If a Leased Employee becomes an Inactive Visteon Salaried Employee and is removed from Visteon's active payroll at anytime during the Lease Period, such Leased Employee shall be removed from the Employee Census and ACH shall bear no further financial responsibility with respect to such employee.

     Section 2.02. Replacement of Attrition. (a) If ACH requires a replacement for a Leased Employee who is no longer providing services to ACH, and ACH determines that Visteon should provide the replacement employee, ACH will inform Visteon of its requirements together with direction that the vacancy should be filled by a Visteon new hire, an existing Visteon employee or an agency employee, in its sole discretion, subject to Section 2.02(d) below. If ACH directs that the position be filled by a Visteon new hire, Visteon shall use commercially reasonable efforts to fill the position using Visteon's standard employment practice, policies and procedures. If Visteon has an existing Visteon employee who Visteon believes is qualified for the position, ACH shall consider such qualified employee. Visteon may utilize its normal job posting procedures for M7 and below positions or its personnel development process for M6 or above positions to identify internal candidates for the position, either among the Leased Employees or among other Visteon employees. Either Visteon or ACH may suspend or narrow the scope of the internal candidate identification process, upon ten days prior written notice to the other Party. In any event, for a period of up to six months from the date hereof, a Visteon employee who is not a Leased Employee shall not be considered for an open position at ACH; provided, however, that the Parties may mutually agree to waive, modify or restore (if previously waived) the six month restriction. Candidates for the position shall be reviewed with the manager who initiated the employment request to determine if the candidate is qualified for the position and the employment decision shall be made in accordance with Visteon's applicable employment policies. If Visteon hires the candidate and assigns such candidate to ACH, or if an existing Visteon employee is approved

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by ACH for lease, Visteon shall modify the Employee Census to add any such employee to the Employee Census in which case the employee shall become a Leased Employee.

     (b) If ACH determines that Visteon shall provide an agency employee to fill a position, Visteon shall supply such agency employee to ACH at cost without markup until the expiration of the Term. Visteon shall not supply any agency employees to ACH for the Extended Term, provided however, that Visteon will assign any contract for agency personnel to ACH, at ACH's request and shall use commercially reasonable efforts to obtain the consent of the employment agency.

     (c) ACH may contract directly with employment agencies or technical service firms to supply required personnel, in its sole discretion. If ACH contracts directly with such agencies or firms, it will furnish Visteon a census similar in content and frequency to the Employee Census furnished to ACH by Visteon pursuant to Section 1.01, and ACH shall reimburse Visteon for any applicable occupancy charge with respect to such contracted employees on the same basis as is provided in Section 4.01(iv) hereof. This provision shall not be subject to the Agency Threshold described below.

     (d) ACH shall instruct Visteon to replace a Leased Employee with a Leased Employee and an agency employee with an agency employee; provided, however, that ACH may, in its sole discretion, instruct Visteon to replace an agency employee with a Leased Employee if the percentage of agency employees assigned to the Business is not less than 5.7% of the number of Leased Employees assigned to the Business as of the month end immediately prior to the date of such replacement instruction (the "AGENCY THRESHOLD"). If the percentage of agency employees is below the Agency Threshold, the Parties shall mutually agree on whether a replacement shall be a Leased Employee or an agency employee.

     Section 2.03. Return to Visteon by Mutual Agreement. In the event that there is a promotional or other career development opportunity at Visteon available for a Leased Employee, and upon mutual agreement between the Parties, a Leased Employee may be removed from this Agreement and returned to Visteon on a mutually agreeable date. Visteon shall modify the Employee Census accordingly and any reimbursements from ACH with respect to such employee shall cease as of the date the employee is returned to Visteon. Such attrition shall be replaced as provided in Section 2.02 above. Notwithstanding the above, for a period of up to six months after the date hereof, no Leased Employee shall be returned to Visteon under the provisions of this Section 2.03 unless mutually agreed by the Parties.

     Section 2.04. Removal of Leased Employee from Lease Without Cause. If ACH desires to discontinue the lease of any individual Leased Employee or group of Leased Employees under circumstances that would make the Leased Employee eligible for benefits under the Visteon Separation Program ("VSP") and not for reasons related to "performance issues" or "cause" as described in Section 3.02, ACH shall use commercially reasonable efforts to give Visteon at least ten business days notice prior to the end of the calendar month. Upon receipt of notice, Visteon shall attempt to place the Leased Employee in a comparable position at Visteon. The Leased Employee will remain under lease until the earlier of (i) the date such

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employee is placed at Visteon or (ii) thirty (30) days following the date of the notice of termination to the employee, provided the termination shall occur no later than the end of the month following the month during which the notice of lease discontinuance occurs. ACH shall remain responsible for the lease fees for such time period. At ACH discretion, it may retain the services of the Leased Employee at ACH for such time period or may dismiss such Leased Employee. In any event, the Leased Employee shall not return to Visteon unless to report to work at a comparable Visteon position. In the event of a sale of a facility or other extraordinary event, the Parties may mutually agree to terminate the lease of a group of Leased Employees prior to the end of a month.

     Section 2.05. Buyer Employment. (a) Visteon will be responsible for transitioning Leased Employees to any buyer of all or any part of the Business under terms mutually agreed by Visteon, the buyer and ACH. Visteon shall cooperate with ACH and buyer to support and facilitate such transfers and promptly shall provide any information reasonably required by Ford or a buyer in the conduct of buyer's due diligence in connection with such transaction pursuant to the terms of the Master Services Agreement dated as of even date herewith between the Parties and subject to any confidentiality provisions. Visteon shall not impose any confidentiality obligations on a Leased Employee who is transferred to a buyer that are greater than the obligations the Leased Employee had as a Visteon Salaried Employee and any such confidentiality obligations shall be no greater than those imposed on a Leased Employee to ACH. Any Leased Employee who transfers to a buyer shall be removed from the Employee Census effective on the date of transfer to buyer and all future lease fees with respect thereto shall cease. At buyer's request, Visteon shall lease the Leased Employees affected by the sale to the buyer for a period not to exceed six months from the sale date, at the same cost as such employees had been leased to ACH.

     (b) In the event of a sale or transfer of all or any part of the Business to a buyer, and a transfer of Leased Employees to such buyer in accordance with
(a) above, Visteon shall make any appropriate arrangements concerning HR services as is determined by ACH, Visteon and a buyer for up to twenty-four (24) months as provided under the terms of the Master Services Agreement. Visteon shall provide such HR services to a buyer at the following rates:

TERM                             PRICE
----                             -----
9 months post-sale               Cost + 5%
10-15 months post-sale           Cost + 8%
16 months and beyond post-sale   Cost + 12%

     Section 2.06. Terminations. (a) If a Leased Employee's services are no longer required pursuant to Section 2.04 above, and Visteon terminates such employee because no comparable job is available at Visteon, Visteon shall terminate the Leased Employee under the terms of the

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VSP as applicable to Leased Employees and as in effect as of the date hereof. A
Leased Employee who declines a comparable job at Visteon or a buyer shall not be eligible for benefits under the VSP. Visteon and ACH shall mutually agree on the definition of "comparable job". During the Lease Period, Visteon shall make no change in the terms of the VSP that reduces the schedule of separation benefits, duration of welfare benefit continuation or continuation of outplacement assistance as applicable to Leased Employees as of the date hereof. Any waiver and release obtained from a Leased Employee in connection with the VSP shall include as released parties ACH, Ford and their affiliates, as well as present and former officers, directors, employees and agents of each of them. Visteon shall not terminate a Leased Employee under the terms of the VSP if such Leased Employee is being terminated "for cause" or for failure to achieve acceptable performance under the Visteon Performance Improvement Program ("PIP"), as described in Section 3.02 (b). Visteon shall be reimbursed for costs under the VSP only to the extent provided in the Reimbursement Agreement dated as of even date herewith among Ford and Visteon and the Escrow Agreement dated as of even date herewith between Ford, Visteon and Deutsche Bank Trust Company Americas. No reimbursement for VSP costs shall be allowable under Article 4 hereof.

     (b) Visteon shall be responsible for complying with any applicable Worker Adjustment and Retraining Notification ("WARN") Act and any other legal requirements in connection with a termination of a Leased Employee, provided that Visteon receives notice from ACH sufficiently in advance to permit such compliance, including notification requirements. If Visteon does not receive sufficient notice from ACH, ACH shall be responsible for all costs of compliance with WARN or any similar law, including cost of any period of continued employment or pay in lieu of notice.

     Section 2.07. Baseline. The sum of the number of Visteon Salaried Employees who (i) are initially leased to ACH as of October 1, 2005 under this Agreement;
(ii) have been identified as TBD positions under the Employee Roster delivered to ACH pursuant to Section 5.06 of the Contribution Agreement; and (iii) are leased under the lease agreement dated as of even date herewith between Visteon and Ford concerning the Rawsonville and Sterling Visteon Salaried Employees ("FORD LEASE AGREEMENT") (the lease transaction being subject to adoption of competitive operating agreements at the plants), shall establish a baseline ("BASELINE"). In the event of attrition, Visteon shall replace employees on a one for one basis up to the Baseline, in accordance with the terms of Section
2.02. The Baseline shall be adjusted as follows:

     A. In the event of a corporate transaction involving (i) the sale of all or any part of the Business; (ii) a transfer of any part of the Business to Ford (i.e., Rawsonville/Sterling); or (iii) closure of all or any part of the Business, where Leased Employees are either transferred to Ford, a buyer or are terminated by Visteon, the Baseline shall be reduced by the number of the Leased Employees who are transferred or terminated in connection with such transaction.

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     B.   In the event a Leased Employee receives a VSP benefit and is not otherwise part of a corporate transaction described in (A) above, the baseline will be reduced by one.

The Baseline so reduced shall be known as the "ADJUSTED BASELINE". Visteon shall not be obligated to fill ACH requisitions for replacement employees under this Agreement through new Leased Employees in excess of the lesser of the Baseline or Adjusted Baseline, as applicable.

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                                    ARTICLE 3
                                EMPLOYER MATTERS

     Section 3.01. Employer Definition. Visteon shall be the employer of the Leased Employees and ACH shall not be considered the employer. Visteon will instruct Leased Employees while at ACH facilities (i) to conform to ACH policies and applicable law regarding safety and health, and personal and professional conduct (including wearing an identification badge or personal protective equipment and adhering to plant regulations and general safety practices or procedures) generally applicable to such facilities, which policies, procedures, rules and regulations ACH will provide as soon as practicable after the date hereof, and as soon as practicable upon any modification, termination or adoption of any such policy, procedure, rule or regulation; and (ii) to otherwise conduct themselves in a lawful and businesslike manner. Leased Employees also shall be subject at all times to Visteon's policies and procedures. During the Lease Period, Visteon shall retain responsibility for all payments and benefits due to the Leased Employees in connection with their work relating to the Business, including but not limited to:

(i) the payment of Leased Employees' base salary or other components of pay (less any applicable withholding or other taxes or any amounts deducted from such wages pursuant to normal payroll practices of Visteon);

(ii) the provision of employee benefits applicable to Leased Employees;

(iii) payment of all federal, state, or local taxes withheld or otherwise required to be paid with respect thereto, and

(iv) the liability for statutory benefits, including workers' compensation.

     Section 3.02. Employer Rights. (a) Visteon shall retain all employer rights, except as specifically provided below, including the right to terminate Leased Employees, after notice to ACH. Visteon shall have the right to change the salary and job classification of the Leased Employees upon reasonable notice to ACH. Although Visteon shall remain responsible for performance management and personnel development, ACH and its management shall have the right to assign to, and structure work for, Leased Employees. Leased Employees shall administer Visteon's human resources management policies and practices, such as performance reviews, compensation planning, discipline, and personnel development policies, and other Visteon policies, procedures, rules and regulations applicable to the Leased Employees, and ACH shall permit the Leased Employees to conduct such activities. Visteon may request ACH to provide information or documents with respect to the Leased Employees' job performance and other matters, and ACH shall cooperate with Visteon in providing such information or documents.

     (b) In the event that ACH has a concern regarding a Leased Employee during the Lease Period, including but not limited to a concern regarding a Leased Employee's performance or conduct, ACH shall provide written notice of its concern to Visteon and such notice shall identify specifically the nature of ACH's concern. Upon receipt of such notice, Visteon shall implement a PIP in accordance with its policies. If the identified concern is not cured to the satisfaction of ACH by the end of the PIP, ACH shall have the right to notify Visteon in writing that the Leased Employee is to be returned to Visteon and removed from the Employee Census effective at the end of the month immediately following the end of the PIP. If a Leased Employee commits an offense which would justify a "for cause" termination under Visteon's personnel policies, as determined by Visteon, such employee shall be immediately escorted from the worksite and removed from the Employee Census. ACH's obligation to reimburse Visteon for any such employee removed from the Employee Census shall terminate on the last day worked for ACH.

     Section 3.03. Management of Hourly Employees. Pursuant to a Ford Hourly Employee Assignment Agreement dated as of even date herewith between Ford Motor Company and ACH, ACH intends to lease certain Ford hourly employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, UAW and its affiliated locals (collectively, "UAW") who are covered under the terms and conditions of the Ford-UAW Collective Bargaining Agreement dated as of September 15, 2003 between Ford and the UAW and various local agreement by and between Ford and the UAW, and any successor agreements ("FORD-UAW CBA") ("FORD HOURLY EMPLOYEES"). Pursuant to a Visteon Hourly Employee Lease Agreement dated as of even date herewith between Visteon and ACH, ACH intends to lease certain Visteon hourly employees represented by the UAW who are covered under the terms and conditions of the (i) Master Visteon-UAW Collective Bargaining Agreement dated June 29, 2000 and the Supplemental Agreement dated as of May 4, 2004 and extensions or successor agreements by and between Visteon and the UAW (collectively, "MASTER VISTEON CBA") ("VISTEON HOURLY SUPPLEMENTAL AGREEMENT EMPLOYEES") or (ii) the UAW Local #1216-Visteon Corporation Regional Assembly and Manufacturing LLC, Bellevue Plant, Labor Agreement ("BELLEVUE CBA") ("BELLEVUE HOURLY EMPLOYEES").

     The Leased Employees who are engaged in hourly supervision have authority to exercise day to day supervision over the Ford Hourly Employees, the Visteon Hourly Supplemental Agreement Employees and the Bellevue Hourly Employees (collectively, "HOURLY EMPLOYEES") in accordance with the terms of the Ford-UAW CBA, Master Visteon CBA, and Bellevue CBA, respectively. In the event that any employment concern arises in connection with administration of the applicable CBA, the Leased Employee shall consult with ACH, and Visteon or Ford, as applicable, and shall resolve the concern consistent with Visteon's or Ford's application of the applicable CBA to their general hourly populations, if any.

     Section 3.04. Employer Representations. Visteon represents and warrants that as of the date a Visteon Salaried Employee becomes a Leased Employee, (i) the Leased Employee shall be paid by Visteon on a salaried basis; (ii) shall not be subject to any collective bargaining

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agreement or have elected to be represented by a collective bargaining representative unless otherwise disclosed in Section 3.07(a)(v) of the Contribution Agreement dated as of September 12, 2005 between Visteon and ACH Holdings, Inc. and (iii) shall be subject to Visteon's annual compensation planning process as set forth in Visteon's policies and procedures.

     Section 3.05. ACH Confidentiality Agreement. A Leased Employee shall be required to execute the ACH Leased Employee Confidentiality Agreement attached hereto as Schedule 3.05 ("CONFIDENTIALITY AGREEMENT"). ACH shall not require a Leased Employee to divulge Visteon's confidential information to ACH except to the extent that any confidential information was otherwise acquired by ACH in connection with the transactions. Visteon will use commercially reasonable efforts to require Leased Employees to comply with the terms of the Confidentiality Agreement. Visteon shall not use confidential information of either ACH or Ford that is provided by a Leased Employee in breach of the Confidentiality Agreement.

     Section 3.06. Payroll and Related Services. During the Lease Period, Visteon shall provide payroll processing services for its Leased Employees comparable to such services for its salaried employees other than Leased Employees. Upon reasonable request or as needed, Visteon will provide assurances that all proper payments and reporting requirements have been made.

     Section 3.07. Employee Benefit Plans. (a) During the Lease Period, Visteon shall provide benefits to the Leased Employees under any Visteon employee benefit plan, as such term is defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA") ("EMPLOYEE PLANS") and which are intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, ("QUALIFIED PLANS") that are the same as provided to other Visteon salaried employees.

     (b) During the Lease Period, Visteon shall maintain the level of benefits under Employee Plans and any other fringe benefit plans and arrangements of Visteon for Leased Employees that are in effect as of the date hereof, unless otherwise agreed by ACH. Visteon shall give ACH at least ninety days (90), where practicable, but in no event less than thirty (30) days (one hundred eighty
(180) days in the case of benefits offered through the Flexible Benefits Plan of Visteon Corporation) prior written notice of any proposed change in Visteon's Employee Plans or other employee arrangements applicable to Leased Employees and Visteon shall consult with ACH about such changes. Any change must be consistent with any applicable collective bargaining agreement. ACH shall inform Visteon whether or not it will consent to such changes within thirty (30) days of receipt of notice of the proposed change from Visteon. In the event ACH consents to any such change, then the change shall be applicable to the Leased Employees as well as to other salaried employees of Visteon. Either prior to or after the proposed change in Employee Plans or arrangements takes effect, ACH may request that Visteon adopt and administer a special retention benefit in the sole discretion of ACH which benefit may take the form of cash-based retention incentives and/or non-cash benefits. Visteon shall advise ACH of any incremental benefit administration costs that would be charged to ACH in connection with a non-cash benefit. In the event ACH requests the form be non-cash benefits, Visteon shall have the right to reject such request if it would be

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administratively burdensome or not permitted by law. The cost of such special retention benefits shall be included in the direct wage and benefit costs reimbursed by ACH under Section 4.01 below, and any incremental benefit administration costs associated with a non-cash benefit shall be borne by ACH. For avoidance of doubt, Visteon shall retain the right to modify, suspend or terminate any Employee Plans and any other fringe benefit plans and arrangements of Visteon applicable to other Visteon salaried employees who are not Leased Employees.

     (c) Except as provided below, for performance periods commencing 2006 and beyond, during the Lease Period Visteon shall make no change in the incentive compensation plans applicable to Leased Employees that reduces the target incentive opportunities of such plans as of the date hereof. Prior to the date hereof, Visteon and Ford implemented a process by which Visteon would review with, and seek to obtain approval of, (i) amended incentive compensation plan terms for transfers of Leased Employees to buyers and (ii) the right of ACH to request adjustments to any performance metrics within such plan to be relevant to ACH's Business rather than Visteon's remaining business, by the Visteon Organization and Compensation Committee ("COMPENSATION COMMITTEE"). If the Compensation Committee subsequently fails to approve the proposal described above, any arrangements under this Agreement concerning reimbursement for Visteon long term incentive programs shall be suspended pending a final resolution. Visteon shall implement any mutually agreed changes as soon as practicable after the date hereof at a mutually agreed date, subject to Compensation Committee approval, if applicable.

     (d) Leased Employees shall be ineligible to participate in any employee benefit plan, fringe benefit program or other benefit arrangement sponsored by ACH or Ford, except (i) as otherwise may be provided in the Amended and Restated Employee Transition Agreement between Ford and Visteon dated as of April 1, 2000 and restated as of December 19, 2003, and as amended by Amendment Number One to Amended and Restated Employee Transition Agreement dated effective as of December 19, 2003, and as further amended by Amendment Number Two to Amended and Restated Employee Transition Agreement dated as of even date herewith. ("EMPLOYEE TRANSITION AGREEMENT") or (ii) as ACH, Ford and Visteon may mutually agree in writing.

     (e) Requests for leave, reasonable accommodation and other benefits provided by Visteon policies or by federal, state or local law will be coordinated by ACH and Visteon.

     (f) During the Lease Period, Visteon shall maintain, administer and manage all employee benefit and fringe benefit plans and arrangements offered to the Leased Employees, except as provided in the paragraph immediately above.

                                    ARTICLE 4
                                  REIMBURSEMENT

     Section 4.01. Direct Wage and Benefit Costs. Visteon shall be reimbursed for the direct wage and benefit costs for the Leased Employees. For purposes of this Section 4.01, reimbursements for "direct wage and benefit costs" shall include:

(i) The base monthly salary, and any other type of cash compensation paid by Visteon to the Leased Employees for work performed during the Lease Period, such as overtime, moving allowance, vehicle allowances, and any other cash compensation not included in the Standard Monthly Group Fringe Cost (as defined below), subject to ACH prior written approval of the annual compensation allocations including the annual market increases, special market increases and movement in range;

(ii) A per-employee Standard Monthly Group Fringe Cost according to the rate schedules set forth on Schedule 4.01(ii) attached hereto. The rate schedule shall be reviewed monthly by ACH. Visteon may change the rate schedule periodically to reflect changes in costs and plan benefits but no more than four times per any calendar year commencing in 2006, subject to ACH prior written approval, which approval shall not be unreasonably withheld. The Standard Monthly Group Fringe Cost shall not include any fees that are to be reimbursed to Visteon under the Master Services Agreement for such expenses;

(iii) Prorata expense for annual and long-term incentives associated with the Leased Employees, assessed on a monthly basis, based on the allocation of responsibility set forth in Schedule 4.01(iii);

(iv) A per-employee Occupancy Charge at the rate of Seven Thousand Five Hundred Dollars ($7,500) per year, assessed on a monthly basis commencing April 1, 2006, but only with respect to a Leased Employee who continues to occupy Visteon's owned or leased facilities and only to the extent ACH does not otherwise reimburse Visteon for such expense through any other means;

(v) Expenses incurred by Visteon with respect to each Leased Employee which is not included in (i) through (iv) above that arise as a result of the Leased Employee's work for ACH, such as reserves for any workers' compensation claims arising out of a work accident while the Leased Employee was performing work for ACH during the Lease Period;

(vi) Reasonable and necessary travel and business related expenses incurred by Visteon in furtherance of ACH Business and paid or reimbursed to a Leased Employee by Visteon as authorized by Visteon's standard travel and business expense reimbursement policy. Reimbursement under this subsection shall not include any fees that are to be reimbursed to Visteon under the Master Services Agreement for such expenses; and

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(vii) Any taxes incurred or paid by Visteon with respect to the Leased Employees not otherwise covered under Sections (i) through (v) above, including employer payroll taxes, the Michigan single business tax, and any excise, sales, use, gross receipts, value added or other similar transaction taxes that may be levied by any domestic or foreign government related to the charges or services rendered pursuant to this Agreement; provided, however, that Visteon shall use commercially reasonable efforts to mitigate any applicable tax, including reasonable cooperation with ACH or Ford in connection with such mitigation.

     Section 4.02. Annual Rate Setting. Except as provided below, Visteon and ACH shall meet sixty (60) days prior to the end of the calendar year, or at a mutually agreed annual time period that is consistent with regular annual fringe cost changes, for the purpose of determining (i) the Standard Monthly Group Fringe Cost set forth in Section 4.01(ii) above; and (ii) the Occupancy Charge set forth in Section 4.01(iv), each applicable for the following twelve month period. If the Parties are unable to agree on the per-employee rate for the Standard Monthly Group Fringe Cost set forth in Section 4.01(ii) above, the rate as determined by Visteon shall be in effect and applied to the most current Employee Census until the new rate is agreed and any adjustment shall be retroactively effective as of the beginning of the twelve month period. If the Parties are unable to agree on the per-employee Occupancy Charge set forth in
Section 4.01(iv) above, the immediately prior rate shall remain in effect and applied to the most current monthly Employee Census until the new rate is agreed and the new rate shall be retroactively effective as of the beginning of the twelve month period. If either of the rates is not agreed prior to the beginning of the applicable periods, the Parties shall continue to diligently resolve the rate differences in a timely manner.

     Section 4.03. Reconciliation. Within a thirty (30) day period subsequent to the end of the calendar year, Visteon shall provide ACH with a statement indicating the Actual Group Monthly Fringe Cost for the year for the Leased Employees and the amount that was billed to ACH pursuant to Section 4.01(ii). For purposes hereof, "Actual Group Monthly Fringe Cost" for the year equals the actual payments made to include year end accruals, plus or minus the changes in reserves. ACH or its representatives shall have the right to verify the statement and Visteon promptly shall make available to ACH or its representatives all supporting documentation. After ACH approves the statement, Visteon shall make any appropriate adjustment (credit or debit) in the next billing cycle. Notwithstanding the above, any adjustments with respect to pension or other post employment benefits shall be made in accordance with
Schedule 4.01(ii) Salaried Fringe Expense Definitions, "Pension and OPEB Budget and Adjustment".

     Section 4.04. Payment Schedule/Payment. Payments due hereunder shall be paid according to the following schedule:

(i) Visteon shall provide ACH with an invoice for Section 4.01(i) salary and other cash compensation and Section 4.01(vii) statutory fees invoice two business days prior to the applicable pay date; and

(ii) Section 4.01(ii) Standard Monthly Group Fringe Cost, Section 4.01(iii) Incentive Compensation Fees, Section 4.01(iv) Occupancy Charge; Section
     4.01 (v) Other Expenses and Section 4.01 (vi) Travel and Business expenses shall be invoiced five business days prior to the end of the month.

     Visteon shall render an invoice to ACH in such form and containing such detail as ACH shall reasonably require, for the amounts described above. The total due on the invoice shall be paid to Visteon on (i) the second business day after receipt of the invoice with respect to Section 4.04(i) and (ii) the last business day of the month with respect to Section 4.04 (ii) provided, however that reimbursement with respect to post retirement health and life benefits for Group I and II Employees (as defined in the Employee Transition Agreement) who are Leased Employees shall not be reimbursed to Visteon but shall be credited by Ford to the Salaried Employee OPEB Payment Notional Account under the Employee Transition Agreement as more fully described under the Employee Transition Agreement. Payments may be made by wire transfer or other means reasonably acceptable to Visteon. ACH or its representatives shall have a right to audit the invoices and related records of Visteon upon reasonable notice during normal business hours, at a place mutually agreed by the Parties.

     Section 4.05. Workers' Compensation and Unemployment Insurance. Visteon shall continue to provide Workers' Compensation and Unemployment Compensation coverage for all of the Leased Employees at all times during the term of this Agreement.

     Section 4.06. Extended Term Rate. In the event that ACH requests Visteon to extend the term of this Agreement until December 31, 2010, ACH shall reimburse Visteon on the same basis as set forth in Section 4.01 through Section 4.04; provided, however, that with respect to the Extended Term, in addition to the types of reimbursable expenses set forth in Section 4.01, Visteon shall be reimbursed monthly for continued personnel and benefits administration services with respect to the Leased Employees ("HR SERVICES") at five percent (5%) of the reimbursable expenses set forth in Section 4.01, excluding subsection (vii), of the Leased Employees who are leased at that time. Except as set forth above with respect to cost, Visteon shall provide the HR Services to ACH under substantially the same terms and conditions as such HR Services were provided under the Master Services Agreement.

     Section 4.07. Pension Adjustment. ACH shall reimburse Visteon for the effect on the projected benefit obligation, as defined in SFAS No. 87, of the liabilities related to Group I and II Leased Employees under the Ford General Retirement Plan and any Leased Employee under the Visteon Pension Plan for any Leased Employee average merit salary increase which exceeds the average merit increase applicable to Visteon salaried employees by one-half percent in any given year, provided ACH shall receive credit toward the lease fees otherwise owed hereunder if the Leased Employee average merit increase is less than the average Visteon salaried employees merit increase by one-half percent in any given year using the same methodology as provided under Exhibit Y to the Employee Transition Agreement. Notwithstanding the above, Visteon shall not be reimbursed, or ACH credited, in a manner that would result in either of the Parties being given duplicative reimbursement or credit arising from the same event.

                                    ARTICLE 5
                                WORK ENVIRONMENT

     Section 5.01. Compliance With All Health and Safety Laws. The Parties shall comply with all applicable, national, federal, state and local health and safety laws, regulations, ordinances, directives, and rules for Leased Employees working on their respective premises.

     Section 5.02. Compliance with Employment Laws. Each of the Parties shall comply with all applicable national, federal, state and local employment laws, including, but not limited to, wage and hour, overtime, discrimination laws, and/or local ordinances with respect to its employees.

                                    ARTICLE 6
                        INTELLECTUAL PROPERTY ASSIGNMENT

     Section 6.01. Assignment. Leased Employees are employees of Visteon or a Subsidiary thereof. As a result, all intellectual property rights in inventions, discoveries or improvements made, conceived, developed or first reduced to practice, and in original and derivative works of authorship created by each of them, during the period of their employment with Visteon and that relate to any matter, thing, process or method of manufacture connected in any way with Visteon's or its Subsidiary's business, are the property of Visteon under the terms of their employment agreements or by law. Under this Agreement, Visteon agrees to assign or cause to be assigned to ACH all right, title and interest in and to such inventions, discoveries, improvements, and original and derivative works of authorship created, made, conceived, developed or first reduced to practice by any of the Leased Employees, during the term each Leased Employee is leased to ACH . Such assignment shall not preempt, supersede or otherwise interfere with Visteon practicing rights received under license from ACH in accordance with other agreements between the Parties. Visteon further agrees to execute or cause to be executed all assignment and other transfer documents as may be necessary to cause the above transfers of intellectual property rights to be legally formalized. All such documents shall be prepared by ACH at ACH's expense, and provided to Visteon with at least thirty (30) days notice.

     Section 6.02. Visteon's IP Warranty. Visteon warrants that it has the right to make the assignment to ACH of intellectual property rights in the inventions and works of authorship created by Leased Employees.

     Section 6.03. WARRANTY DISCLAIMER AND LIMITATION OF LIABILITY.

     (a) EXCEPT TO THE EXTENT OF THE WARRANTY MADE ABOVE, VISTEON MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, VISTEON MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. VISTEON SHALL IN NO EVENT BE LIABLE TO ACH, ITS SUCCESSORS, OR A THIRD PARTY FOR ANY DAMAGES, WHETHER DIRECT OR

INDIRECT, SPECIAL OR GENERAL, CONSEQUENTIAL OR INCIDENTAL, ARISING FROM ANY LOSS CLAIMED AS A RESULT OF ACH'S USE OF THE INTELLECTUAL PROPERTY RIGHTS ASSIGNED HEREUNDER.

     (b) VISTEON MAKES NO WARRANTY OR REPRESENTATION THAT THE INTELLECTUAL PROPERTY RIGHTS ASSIGNED HEREUNDER CAN BE USED FOR ANY PARTICULAR FUNCTION OR THAT ACH HAS THE ABILITY TO USE THEM. VISTEON ASSUMES NO RESPONSIBILITY FOR THE SAFETY, QUALITY, DESIGN, SPECIFICATIONS, COMPLETENESS, ACCURACY OR OTHER CHARACTERISTICS OF THE PERFORMANCE, OUTPUT OR END PRODUCT RESULTING FROM THE USE OF THE INTELLECTUAL PROPERTY RIGHTS ASSIGNED HEREUNDER.

     (c) EXCEPT TO THE EXTENT OF THE WARRANTY PROVIDED ABOVE, NOTHING CONTAINED HEREIN SHALL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE THE INDEMNIFICATION OF ACH BY VISTEON AGAINST ANY CLAIM OF INFRINGEMENT OF OTHER THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, WHETHER OR NOT THE EXERCISE OF ANY RIGHT GRANTED HEREIN NECESSARILY EMPLOYS OR REQUIRES THE PRACTICE OF ANY SUCH EXISTING OR SUBSEQUENTLY CREATED THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

                                    ARTICLE 7
                                    INDEMNITY

     Section 7.01. ACH Indemnity. ACH shall indemnify Visteon and its affiliates ("VISTEON INDEMNITEES") against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against any Visteon Indemnitee) incurred or suffered by any Visteon Indemnitee arising out of (i) the breach of any agreement made by ACH hereunder; (ii) any employment, payroll, benefit, workers compensation or other claims of any kind of any current or former Ford employee leased by Ford to ACH pursuant to the Ford Hourly Assignment Agreement dated as of even date herewith or the Ford Salaried Employee Assignment Agreement dated as of even date herewith or any agency employee retained directly by ACH, arising during the period of time the Ford employee is or was leased to ACH or the agency employee was retained directly by ACH; or (iii) any claim by any current or former Ford employee (or their dependents or beneficiaries), to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor ("DOL"), Internal Revenue Service ("IRS"), the Securities and Exchange Commission ("SEC") or comparable federal or national agencies in the United States, arising out of or in connection with the operation, administration, funding or termination of any of the employee benefit plans applicable to the Ford employee that arise during the period of time the Ford employee is or was leased to ACH.

     Section 7.02. Visteon Indemnity. Visteon shall indemnify ACH, Ford and their affiliates ("FORD INDEMNITEES") against and agrees to hold them harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against any Ford Indemnitee) incurred or suffered by any Ford Indemnitee arising out of (i) breach of any agreement made by Visteon hereunder;
(ii) employment, payroll, benefit, workers compensation, or other claims of any kind of any current or former Visteon Salaried Employee, including any current or former Leased Employee, or any agency employee provided by Visteon to ACH pursuant to this Agreement, regardless of when they arise; or (iii) any claim by any current or former Visteon Salaried Employee including any current or former Leased Employee (or their dependents or beneficiaries), to the PBGC, the DOL, IRS, SEC or comparable federal or national agencies in the United States, arising out of or in connection with the operation, administration, funding or termination of any of the employee benefit plans applicable to the Visteon Salaried Employees, including any current or former Leased Employee, that arise prior to, during or after the Lease Period.

     Section 7.03. Indemnification Procedures. With respect to a Party's indemnity obligations hereunder with respect to third-party claims, the following procedures shall apply:

(i) Promptly after receipt by any entity entitled to indemnification hereunder of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to the terms and conditions herein, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges its responsibilities and obligations with respect to such indemnification and elects to assume control of the defense and settlement of that claim (a "NOTICE OF ELECTION").

(ii) If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and all negotiations for the compromise or settlement of such claim; provided that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim, unless the settlement provides for an unqualified release of all claims against the indemnitee. The indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

(iii) If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

(iv) In a circumstance where the potential resolution of a legal or regulatory matter by an indemnitor on behalf of an indemnitee under this Article would involve equitable action on the part of the indemnitee, the indemnitor shall have no authority to enter into any such resolution without the written authority of the indemnitee. The indemnitor shall promptly notify the indemnitee of the proposed resolution and request the indemnitee's written authority to enter into the resolution, and provide such information as requested by the indemnitee to facilitate indemnitee's timely review. Indemnitee shall not withhold authority unreasonably, giving full consideration to adverse business or labor relations impact on indemnitee, provided, however, that indemnitor remains responsible for and shall promptly reimburse indemnitee for all costs relating to indemnitee's execution of the action.

     Section 7.04. Survival of Indemnity Procedure. The provisions of this Article shall survive the termination of this Agreement indefinitely or until the latest date permitted by applicable law.

                                    ARTICLE 8
                                  MISCELLANEOUS

     Section 8.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to ACH, to:

        Ford Motor Company
        Office of the Secretary
        One American Road
        11th Floor World Headquarters
        Dearborn, Michigan 48126
        Facsimile No.: (313) 248-8713
        E-mail: psherry@ford.com

     with a copy to:

        Ford Motor Company
        Office of the General Counsel
        One American Road
        Room 626 World Headquarters
        Dearborn, Michigan 48126
        Facsimile No.: (313) 322-0248
        E-mail: bgoricha@ford.com

     if to Visteon, to:

        Visteon Corporation
        One Village Center Drive
        Van Buren Township, Michigan 48111
        Attention: John Donofrio, General Counsel
        Facsimile No.: (734) 710-7132
        E-mail: jdonofri@visteon.com

     with a copy to:

        Weil, Gotshal & Manges LLP
        767 Fifth Avenue
        New York, NY 10153
        Attention: Michael E. Lubowitz, Esq.
        Facsimile No.: (212) 310-8007
        E-mail: Michael.lubowitz@weil.com

or such other address, facsimile number or e-mail as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     Section 8.02. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 8.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

     Section 8.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto. Upon any such permitted assignment, the references in this Agreement to ACH shall also apply to any such assignee unless the context otherwise requires.

     Section 8.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Michigan, without regard to the conflicts of law rules of such state.

     Section 8.06. Dispute Resolution. If a dispute arises between the Parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including but not limited to damages, injunctive relief and specific performance:

     (a) The Parties promptly shall hold a meeting of senior executives with decision-making authority to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided that no Party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled.

     (b) If the Parties are unable to negotiate a mutually satisfactory resolution as provided above, then upon request by either Party, the matter shall be submitted to binding arbitration before a sole arbitrator in accordance with the CPR Rules, including discovery rules, for Non-Administered Arbitration. Within five business days after the selection of the arbitrator, each Party shall submit its requested relief to the other Party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each Party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one Party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one Party's requested relief as to certain claims or counterclaims and the other Party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other Party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator will enter a final ruling that adopts in whole such requested relief. The arbitrator will limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from those submitted by the Parties.

     (c) Arbitration shall take place in the City of Dearborn, Michigan unless the Parties agree otherwise or the arbitrator selected by the Parties orders otherwise. Punitive or exemplary damages shall not be awarded. This Section 8.06 is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

     Section 8.07. Jurisdiction. Subject to Section 8.06, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court sitting in Michigan or any Michigan State court sitting in the Wayne County or Oakland County, Michigan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Michigan. Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

     Section 8.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 8.09. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns under Section 8.04.

     Section 8.10. Entire Agreement. This Agreement, the Employee Transition Agreement and the other documents executed in connection with this transaction constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement, and the other transaction documents.

     Section 8.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 8.12. Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 8.07.

                      [signatures appear on following page]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VISTEON CORPORATION                     AUTOMOTIVE COMPONENTS HOLDINGS, LLC


By: /s/ James F. Palmer                 By: /s/ James F. Palmer
    ---------------------------------       ------------------------------------
Name: James F. Palmer                   Name: James F. Palmer
Title: Executive Vice President and     Title: President
       Chief Financial Officer